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Exhibit 3

                          CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                        PAPA JOHN'S INTERNATIONAL, INC.


     Papa John's International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Papa John's International, Inc. (the "Corporation"), resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and submitting said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Fourth of the Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

     "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Fifty Five Million (55,000,000) shares divided into two classes, of which Five Million (5,000,000) shares, par value $.01 per share, shall be designated Preferred Stock and Fifty Million (50,000,000) shares, par value $.01 per share, shall be designated Common Stock.

     A.   Preferred Stock

     The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.

     B.   Common Stock

     1. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Common Stock or other securities of the Corporation.

     2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation.
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     3.   Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

                                  * * * * * *

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was held, at which meeting a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Blaine E. Hurst, its President, and Charles W. Schnatter, its Secretary, this 22nd day of May, 1997.



                                    BY: /s/ Blaine E. Hurst
                                        ------------------------------------
                                        Blaine E. Hurst, President


                                    ATTEST: /s/ Charles W. Schnatter
                                            --------------------------------
                                            Charles W. Schnatter, Secretary